Exhibit 1.2

ACE INA HOLDINGS INC.

(a Delaware corporation)

Debt Securities

Unconditionally Guaranteed as to Payment of

Principal, Premium, if any, and Interest by

ACE LIMITED

TERMS AGREEMENT

May 12, 2008

To:	ACE INA HOLDINGS INC.

436 Walnut Street, WB12B

Philadelphia, PA 19106

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08, Bermuda

Ladies and Gentlemen:

We understand that ACE INA Holdings Inc., a Delaware company (the “Company”), proposes to issue and sell $450,000,000 aggregate principal amount of its senior debt securities (the “Underwritten Securities”), which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by ACE Limited, a Cayman Islands company. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities opposite their names set forth below at the purchase price set forth below.

Underwriter	Percentage	Principal Amount of Underwritten Securities
Citigroup Global Markets Inc.	20.0%	$90,000,000
J.P. Morgan Securities Inc.	20.0%	$90,000,000
Wachovia Capital Markets, LLC	20.0%	$90,000,000
Deutsche Bank Securities Inc.	6.0%	$27,000,000
Greenwich Capital Markets, Inc.	6.0%	$27,000,000
HSBC Securities (USA) Inc.	6.0%	$27,000,000
Barclays Capital Inc.	6.0%	$27,000,000
Mitsubishi UFJ Securities International plc	6.0%	$27,000,000
BNP Paribas Securities Corp.	1.667%	$7,500,000
Calyon Securities (USA) Inc.	1.667%	$7,500,000
Comerica Securities Inc.	1.667%	$7,500,000
ING Financial Markets LLC	1.667%	$7,500,000
Lloyds TSB Bank plc	1.667%	$7,500,000
NatCity Investments, Inc.	1.667%	$7,500,000

Settlement Date (T+5 days):	100%	$450,000,000

The Underwritten Securities shall have the following terms:

Title:	5.600% Senior Notes due 2015
Rank:	Senior Debt
Ratings:	A3 / A- / A (stable/ stable / stable)
Aggregate principal amount:	$ 450,000,000
Denominations:	$2,000 and integral multiples of $1,000 in excess of $2,000
Currency of payment:	United States dollars
Interest rate or formula:	5.600% per annum
Interest payment dates:	Each May 15 and November 15, commencing November 15, 2008
Regular record dates:	Each May 1 and November 1
Stated maturity date:	May 15, 2015
Redemption provisions:	As disclosed in the Company’s Prospectus Supplement dated May 12, 2008 to Prospectus dated February 7, 2008
Sinking fund requirements:	None
Conversion or exchange provisions:	None
Listing requirements:	None
Black-out provisions:	None
Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price:	99.647% of the principal amount, plus accrued interest, if any, from May 19, 2008.

Purchase price:	99.022% of principal amount.

Form:	Global certificate representing the Underwritten Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.

Applicable Time:	8 P.M.
Other terms and conditions:	The Underwritten Securities will be issued under an indenture dated as of August 1, 1999, among the Company, the Guarantor and The Bank of New York Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Senior Indenture”). All references in the Underwriting Agreement (as defined below) to the “applicable Indenture” shall be deemed to refer to the Senior Indenture.
Closing date and location:	May 19, 2008; Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019

Notices: Notice to the Underwriters shall be directed to the Representative(s) c/o:

Citigroup Global Markets Inc.

Attention: Jack McSpadden

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities Inc.

Attention: Maria Sramek

9th Floor

270 Park Avenue

New York, New York 10017

Wachovia Capital Markets, LLC

Attention: Timothy Reid

One Wachovia

301 South College Street

Charlotte, North Carolina 28288

All of the provisions contained in the document attached as Annex I hereto entitled “ACE INA HOLDINGS INC.—Senior and Subordinated Debt Securities — Unconditionally Guaranteed as to Payment of Principal, Premium, if any, and Interest by ACE LIMITED —Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please accept this offer no later than 8 o’clock P.M. (New York City time) on May 12, 2008 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Chandru M. Harjani
Authorized Signatory

J.P. MORGAN SECURITIES INC.

By	/s/ Maria Sramek
Authorized Signatory

WACHOVIA CAPITAL MARKETS, LLC

By	/s/ Carolyn Coan
Authorized Signatory

Accepted:

ACE INA HOLDINGS INC.

By	/s/ Ken Koreyva
Name:	Ken Koreyva
Title:	Treasurer

ACE LIMITED

By	/s/ Philip V. Bancroft
Name:	Philip V. Bancroft
Title:	Chief Financial Officer

Schedule I

ISSUER FREE WRITING PROSPECTUS

Final Term Sheet dated May 12, 2008 (attached hereto as Schedule II)

Schedule II

$450,000,000

ACE INA Holdings Inc.

5.600% Senior Notes due 2015

Fully and Unconditionally Guaranteed by

ACE Limited

FINAL TERM SHEET

Dated: May 12, 2008

Issuer:	ACE INA Holdings Inc.
Guarantor:	ACE Limited
Issue Ratings:	A3 / A- / A (stable / stable / stable)
Security Type:	SEC Registered Senior Unsecured Notes
Size:	$450,000,000
Maturity:	May 15, 2015
Coupon (Interest Rate):	5.60%
Price:	99.647%
Yield:	5.662%
Spread to Benchmark Treasury:	+225 bps
Benchmark Treasury:	4.125% due 5/2015
Benchmark Treasury Price and Yield:	104-13+ (3.412% yield)
Interest Payment Dates:	The 15th day of each May and November, commencing November 15, 2008
Redemption Provision:	Make Whole Call - UST +35 bps Redemption for Changes in Withholding Taxes - Par
Net Proceeds to ACE INA (before expenses):	$448,411,500
Settlement:	T+5 (May 19, 2008)
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC
Co-Managers:	Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. HSBC Securities (USA) Inc. Barclay’s Capital Inc. Mitsubishi UFJ Securities International plc

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. at 1-212-834-4533 (collect), or Wachovia Capital Markets, LLC at 1-866-326-5897 or by e-mail at: syndicate.ops@wachovia.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.